Exhibit 10.6

Investment Agreement

This Agreement was signed in Shenzhen City on January 19, 2022.

Party A: Lin Kewen (hereinafter referred to as “Party A”)

ID No.:

Address:

Party B: Beijing ABGreen Reverse Supply Chain Management Co., LTD. (tentative) (hereinafter referred to as “Party B”)

Unified Social Credit Code:

Legal Representative: Tang Baitong (tentative)

Party C: Shenzhen ABGreen Environmental Protection Technology Co., LTD. (hereinafter referred to as “Party C”)

Unified Social Credit Code: 91440300MA5D92ED8U

Legal Representative: Tang Baitong

Party D: Tang Baitong (hereinafter referred to as “Party D”)

ID No.:

Address:

Party A is a natural person in China, Party B is a corporate body to be established and registered in China; Party C is a corporate body legally established and registered in China. Party D is the proposed legal representative and the founder of Party B.

In consideration of:

Through the necessary business investigation and understanding of Party B and Party D, Party A recognizes Party B’s business concept and model, and shares the same development concept and values, and voluntarily participates in the equity investment in Party B, with a view to sharing the value brought by the long-term growth of the company.

According to the General Principles of the Civil Law, Contract Law and Company Law of the People’s Republic of China and other laws and regulations, to seek cooperation and development, under the principle of voluntary equality, and after full consultation between Party A and Party D, Party A intends to invest in Party B, all parties, in accordance with the relevant laws and regulations, to enter into the following agreement as a specification of the behavior of the parties to be jointly complied with.

Article 1. Nature and Business Scope of Party B

1. Party B is proposed to be Beijing ABGreen Reverse Supply Chain Management Co., Ltd. and there are a number of alternative names, and the name of the company shall be subject to the approval of the registration authority.

2. Party B is located in Beijing.

3. Party B is a limited liability company.

4. Party B’s business scope: supply chain management services; research and development of renewable resource recycling and utilization technology; domestic trade agency; household appliances sales; household appliances installation services; household electric appliances repair; leasing services, etc.

Article 2. Investment Plan

1. The registered capital of Party B proposed to establish is RMB 849,687. Party B agrees to introduce capital by increasing capital to expand the operation scale and develop business for the company.

2. With the unanimous consent of party A, Party B and Party D, Party A shall increase the capital of RMB 11.25 million at the post-investment valuation of RMB 375 million and subscribe for 29,811 shares of Party B.

Article 3. Method of Payment

1. Due to the business time planning, industrial and commercial business scope, industrial and commercial address selection and other reasons, Party B has not completed the establishment of industrial and commercial registration, confirmed by the A, B, C and D four parties: the funds Party A proposed to invest in Party B will be collected by Party C on behalf of Party B (Party C is the actual control of Party D).

2. Upon signing this Agreement, Party A shall transfer the full amount of investment funds to the account designated by Party C before January 30,2022.

Account name: Shenzhen ABGreen Environmental Protection Technology Co., LTD

Account No.:

Bank:

3. Upon the completion of Party B’s business registration and establishment and the opening of the company’s bank account, Party C will repay Party A’s investment funds to Party B’s account, and Party C shall sign a repayment and payment confirmation agreement with Party B. The method of payment shall be agreed upon at that time.

Article 4. Equity Registration

In order to ensure that the investment is in line with the laws, regulations and policies, after the establishment of Party B’s industrial and commercial registration, Party B will record Party A’s shareholding in Party B’s shareholders’ register. At the same time, Party B will fulfill the statutory procedures to report the corresponding articles of association to the industrial and commercial administration for the record.

Article 5. Exercise of Shareholders’ Rights and Obligations

After the completion of the establishment of Party B’s industrial and commercial registration, in accordance with Party B’s Articles of Association, Party A shall enjoy the rights and bear the obligations of shareholders according to the proportion of its shareholding.

Article 6. Corporate Governance

1. After the completion of the establishment of Party B’s industrial and commercial registration, a shareholders’ meeting will be held every half-year to discuss the company’s relevant business activities in the first half of the year at the shareholders’ meeting.

2. Handling of major matters

In case of the following major matters, the company shall reach a unanimous resolution by both parties A and B before proceeding:

(1) To provide guarantee for shareholders, other enterprises or individuals by the company;

(2) Decide on the company’s business policies and investment plans.

Article 7. Other Matters

Other outstanding matters of this Agreement, Party A, B and C may, according to the progress of the project, after friendly consultation and agreement, sign a separate supplementary agreement, which shall have the same legal effect as this Agreement.

Article 8. Confidentiality Obligation

All parties to the agreement undertakes to keep confidential the documents and information learned in the course of the discussion, signing and execution of this agreement. Without consent of all parties, no party shall disclose all or part of such trade secrets to any third party unless otherwise provided by laws and regulations or agreed by the parties.

Article 9. Liability

If Party B fails to complete the establishment of industrial and commercial registration due to the adjustment of national laws, regulations and policies, Party B, C and D shall return Party A’s investment funds to Party A.

Article 10. Dispute Resolution

All disputes arising out of or in connection with the fulfillment of this Agreement shall be resolved by amicable negotiation between the parties. In the event that the negotiation fails, any party may file a lawsuit with the People’s Court of the place where Party C is registered.

Article 11. Effectiveness of the Agreement and Others

1. This Agreement shall come into force upon being signed and sealed by the authorized representatives of all parties.

2. This Agreement is made in quadruplicate, with Party A, B, C and D holding one copy and each copy having the same legal effect.

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(This is the signing page of this Agreement with no text)

Party A:

Date:

Party B:

Legal/ Authorized Representative:

Date:

Party C:

Legal/ Authorized Representative:

Date:

Party D:

Date: